EXHIBIT 5.1

March 6, 2020

TransEnterix, Inc.

635 Davis Drive, Suite 300

Morrisville, NC 27713

RE:	TransEnterix, Inc.

Ladies and Gentlemen:

We have acted as counsel to TransEnterix, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the preparation and filing of a prospectus supplement, dated March 6, 2020 (the “Prospectus Supplement”), relating to the offering by the Company of up to 14,121,766 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), Series C warrants to purchase an aggregate of up to 22,058,823 shares of Common Stock (the “Series C warrants”), Series D warrants to purchase an aggregate of up to 22,058,823 shares of Common Stock (the “Series D warrants” and together with the Series C Warrants the “Warrants”), of up to 7,937,057 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”), and of up to 3,308,823 shares of each of Common Stock (the “Option Shares”), Series C warrants and/or Series D warrants (the “Option Warrants”) issuable upon exercise of the Underwriters’ over-allotment option, if any (collectively, the “Option Securities”), which Common Shares, Warrants, Series A Preferred Shares and Option Securities, along with the shares of Common Stock issuable upon exercise of the Warrants and Option Warrants (the “Warrant Shares”) and upon conversion of the Series A Preferred Shares (the “Conversion Shares”) are registered under the Registration Statement on Form S-3 (File No. 333-217865) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on May 19, 2017.

The Common Shares, the Warrants, the Series A Preferred Shares and the Option Securities are to be sold by the Company pursuant to an Underwriting Agreement dated March 6, 2020 (the “Underwriting Agreement”) entered into by and between the Company and Ladenburg Thalmann & Co., Inc. as Representative of the underwriters named therein (the “Underwriters”), a copy of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto and the Certificate of Designation setting forth the rights, preferences and privileges of the Series A Preferred Stock (the “Certificate of Designation”); (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement and the exhibits thereto; (iv) the Prospectus Supplement and the prospectus contained within the Registration Statement; (v) the Underwriting Agreement; (vi) the global warrants representing the Warrants; (vii) such corporate records, agreements, documents and other instruments; and (viii) such certificates or comparable documents of public officials and other sources believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

Atlanta | Baltimore | Bethesda | Delaware | Denver | Las Vegas | Los Angeles | New Jersey | New York | Philadelphia | Phoenix Salt Lake City | San Diego | Washington, DC | www.ballardspahr.com

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Common Shares and Option Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

2. The Series A Preferred Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Series A Convertible Preferred Stock.

3. The Conversion Shares to be issued by the Company upon conversion of the Series A Preferred Shares have been duly reserved for issuance and, when issued in accordance with the terms and conditions of the Certificate of Designation, will be validly issued, fully paid and non-assessable.

4. The Warrants and Option Warrants to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Warrant Shares to be issued by the Company upon exercise of the Warrants and Option Warrants have been duly reserved for issuance and, when issued in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed above with respect to validity, binding effect and enforceability are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware and the State of New York.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP